Exhibit 10.39

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”), dated this 30th day of September, 2008 (the “Execution Date”), is entered into by and among PharmAthene, Inc., a Delaware corporation, having its office at One Park Place; Suite #450, Annapolis, MD 21401 (the “Company”), and its successors and permitted assigns, and Kelisia Holdings Ltd., a company limited by shares established under the laws of Cyprus, having its office at 29 Theklas Lyssioti Street, Cassandra Centre, 2nd Floor, 3731 Limassol, Cyprus (the “Investor”), and its successors and permitted assigns.

WHEREAS:

1.                                       The Company is engaged in the business of research development, manufacture and marketing of pharmaceutical formulations and vaccines;

2.                                       The Investor is an indirect wholly-owned Subsidiary (as defined hereinafter) of Panacea Biotec Limited, a public limited company established under the laws of India, having its registered office at Ambala-Chandigarh Highway, Lalru-140501, Punjab, India (“PBL”), which has been formed for various purposes, including, but not limited to conducting research, development, manufacturing and marketing of pharmaceutical formulations and vaccines and making strategic investments in entities engaged in related fields; and

3.                                       The Company, PBL and the Investor, desirous of entering into a strategic alliance, the scope, terms and conditions of which are to be mutually agreed upon but may include (x) manufacturing and/or process development services to be provided to the Company by the Investor and/or PBL and (y) marketing of biodefense products manufactured by the Investor and/or PBL in the United States by PIP, wish to provide for the purchase and sale of Shares and a Warrant (both as hereinafter defined) to the Investor, as more specifically set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which has been acknowledged by the parties, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.   Authorization of Issuance and Sale of Shares and Warrant.

Subject to the terms and conditions hereof, the Company has authorized the issuance and sale to Investor on the Closing Date (as defined in Section 3 hereof) of (i) 3,733,334 shares (the “Shares”) of common stock, having a par value of US$0.0001 per share, of the Company (the “Common Stock”) at a price of US$3.50 per share and (ii) a warrant to purchase up to 2,745,098 shares of Common Stock (the “Warrant Shares”) at an exercise price of US$5.10 per share, whether in one or more tranches, subject to adjustment as set forth therein, in the form attached hereto as Exhibit A (the “Warrant”) (the Shares and the Warrant issuable to the Investor hereunder and the Warrant Shares are collectively sometimes referred to as the “Securities”).

SECTION 2.   Sale and Delivery of Shares and Warrant.

2.1                                 Agreement to Sell and Purchase the Shares.  Subject to the satisfaction or waiver of the conditions precedent set forth in Section 6 hereof and the other terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, at an aggregate purchase price of US$13,066,669.00 (the “Purchase Price”): (a) the Shares and (b) the Warrant.

2.2                                 Delivery of Shares and Warrant.  At the Closing, the Company shall deliver to the Investor (i) a certificate, registered in the name of the Investor, representing the Shares being purchased by the Investor and (ii) the Warrant executed by the Company.  The delivery of such certificate and Warrant shall be made against receipt by the Company at the Closing of a wire transfer to the account designated in writing by the Company of immediately available funds in the amount of US$13,066,669.00.

SECTION 3.   The Closing.

3.1                                 Closing.  The closing (the “Closing”) hereunder, with respect to the transactions contemplated by Section 2 hereof, shall take place on the second Business Day (excluding the date of receipt of notice) following receipt by the Company of written notice (the “Closing Notice”) from the Investor (such date sometimes being referred to herein as the “Closing Date”) that the Closing is to occur at the offices of the Company at One Park Place, Suite 450, Annapolis, Maryland 21401; provided that, in the event the Company has not received the Closing Notice by October 18, 2008, the Closing shall occur on October 20, 2008, notwithstanding the absence of a Closing Notice.  The Closing may be accomplished by the facsimile or email transmission of executed copies of the documents contemplated hereby to be delivered at the Closing, confirmed by delivery of originally executed copies of such documents within five (5) Business Days of the Closing Date.  The term “Business Day” shall mean a day, other than Saturday, Sunday or a public holiday, in the country of the Company and the country of the Investor.

SECTION 4.   Representations and Warranties of the Company to the Investor.

The Company hereby makes the representations and warranties contained herein to the Investor and acknowledges that the Investor has agreed to the transaction described in Section 2 hereof in reliance on such representations and warranties. The representations and warranties shall be deemed to be true and correct as of the date hereof, except as set forth in the disclosure schedules to be delivered to the Investor by the Company on the date hereof (the “Disclosure Schedules”), and to have been relied upon by the Investor and there shall be no obligation on the Company to update such representations, warranties or Disclosure Schedules  subsequent to the date hereof.  Disclosures made in the Disclosure Schedules shall not be deemed to constitute additional representations or warranties of the Company but set forth disclosures, exceptions and exclusions called for under this Agreement. The Company hereby represents and warrants to the Investor as follows:

4.1                                 Organization.  The Company and each Subsidiary (as defined hereinafter) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization and have all requisite corporate power and authority to own and lease its property and to carry on its respective businesses as presently conducted and as proposed to be conducted as described in the Company Reports (as defined in Section 4.18 below).  The Company and each Subsidiary is duly qualified to do business as a foreign corporation under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.  Neither the Company nor any Subsidiary owns or leases property or engages in any activity in any other jurisdiction that would require its qualification in such jurisdiction and in which the failure to be so qualified would have a Material Adverse Effect.  As used in this Agreement, the term “Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, properties (including intangible properties), of the Company and its Subsidiaries taken as a whole; or which has the effect of materially increasing the liabilities of the Company and its Subsidiaries taken as a whole; or which has the effect of materially impairing the ability of the Company and its Subsidiaries to perform their obligations hereunder.

4.2                                Capitalization.

(a)                                  As more fully described in the capitalization table included in the Company’s filings with the SEC, but taking due account for changes in the numbers since the dates of such filings, the authorized and outstanding capital stock of the Company immediately prior to the Closing consists of:

(i)                         100,000,000 authorized shares of Common Stock, of which:

(A)                              22,319,928 shares of Common Stock are validly issued and outstanding, fully paid and non-assessable;

(B)                                11,823,863 shares duly reserved for issuance upon conversion or exercise of securities that may be converted into or exercised for Common Stock (not including Option Shares as defined below); and

(C)                                3,591,272 shares duly reserved for issuance in connection with options available under the Company’s 2007 Long-Term Incentive Compensation Plan (the “Option Shares”);

(ii)                      1,000,000 authorized shares of preferred stock of the Company, par value US$0.0001 per share, none of which have been designated and none of which are issued or outstanding.

(b)                                 As more fully described in the capitalization table set forth in Exhibit B attached hereto, the authorized and outstanding capital stock of the Company immediately following the Closing shall consist of:

(i)                         100,000,000 authorized shares of Common Stock, of which:

(A)                              26,053,262 shares of Common Stock shall be validly issued and outstanding, fully paid and non-assessable;

(B)                                14,568,961 shares shall have been duly reserved for issuance upon conversion or exercise of securities that may be converted into or exercised for Common Stock, including the Warrant Shares (not including Option Shares); and

(C)                                3,591,272 shares shall have been duly reserved for issuance in connection with Option Shares.

(ii)                      1,000,000 authorized shares of preferred stock of the Company, par value US$0.0001 per share, none of which shall have been designated and none of which shall be issued or outstanding.

Except pursuant to the terms of this Agreement, the Investor Rights Agreement to be executed and delivered on the Closing Date in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), and as set forth in Schedule 4.2 attached hereto and the Company Reports (as defined in Section 4.6(b)), there are, and immediately following the Closing there will be, (i) no outstanding warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities of the Company, (ii) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law, the certificate of incorporation of the Company (the “Certificate”), the bylaws of the Company (the “Bylaws”) or any agreement to which the Company, or to the Company’s knowledge, any of its officers, directors or affiliates, is a party or may otherwise be bound, (iii) no restrictions on the transfer of capital stock of the Company imposed by the Certificate or Bylaws of the Company, any agreement to which the Company, or to the Company’s knowledge, any of its officers, directors or affiliates, is a party, any order of any court or any Governmental Authority to which the Company, or to the Company’s knowledge, any of its officers, directors or affiliates, is subject, or any statute other than those imposed by relevant state and federal securities laws, (iv) no cumulative voting rights for any of the Company’s capital stock, (v) no registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares of the Company’s capital stock, (vi) to the Company’s knowledge, no options or other rights to purchase shares of capital stock from stockholders of the Company granted by such stockholders and (vii) no agreements, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among holders of its securities, relating to the acquisition, disposition or voting of the securities of the Company.

4.3                                 Authorization of this Agreement and the Investor Rights Agreement.  The execution, delivery and performance by the Company of this Agreement and the Investor Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and/or its shareholders.  Each of this Agreement and the Investor Rights Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its respective terms.  The execution, delivery and performance of this Agreement and the Investor Rights Agreement and the compliance with the provisions hereof and thereof by the Company will not:

(a)                      violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other Governmental Authority;

(b)                     conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any agreement, document, instrument, contract, note, indenture, mortgage or lease to which the Company is a party or under which the Company or any of its assets is bound or affected, (ii) the Certificate or (iii) the Bylaws; or

(c)                      result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, except to such extent as would not, individually or in the aggregate, have a Material Adverse Effect.

As used in this Agreement, “Governmental Authority” shall mean any nation or government; any federal, state, municipal, local, provincial, regional or other political subdivision thereof; and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

4.4                                 Authorization of Common Stock, Warrant and Warrant Shares.  The issuance, sale and delivery of the Shares, Warrant and Warrant Shares contemplated hereby have been duly authorized by all requisite action of the Company, and, when issued, sold and delivered in accordance with (i) this Agreement, the Shares will be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and not subject to any encumbrances, rights of first refusal, preemptive rights or similar rights of the stockholders of the Company or others except for any such rights of the Investor under the Investor Rights Agreement, and (ii) the Warrant, and upon the exercise thereof in accordance with the terms of the Warrant, the Warrant Shares will be, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any encumbrances, rights of first refusal, preemptive rights or similar rights of the stockholders of the Company or others except for any such rights of the Investor under the Investor Rights Agreement.  The Company has reserved from its duly authorized capital stock the maximum number of the Warrant Shares (subject to adjustment as provided by the terms of the Warrant) that are issuable upon the exercise of the Warrant.

4.5                                 Consents and Approvals.  No authorization, consent, license, application, approval or other order of, or declaration to or filing with, any Governmental Authority (other than filings that are required to be made under applicable federal and state securities laws  (which filings shall be made by the Company in accordance with applicable federal and/or state securities laws) or any other person, entity or association is required for (a) the valid authorization, execution, delivery and performance by the Company of this Agreement and the Investor Rights Agreement or (b) the valid authorization, issuance, sale and delivery of the Securities.  The Company has obtained all consents that are necessary to permit the consummation of the transactions contemplated hereby and thereby, including, without limitation, any consent required by the Trading Market.

4.6                                 The Company.

(a)                                  Except as set forth in Schedule 4.6(a) attached hereto, the business of the Company and its Subsidiaries (the “Business”) is described in the Company Reports.

(b)                                 The Company has filed all reports, registration statements, proxy statements and information statements required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) and 15(d) thereof, for the two years preceding the date hereof (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Company Reports”). As of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), (x) the Company Reports filed over the last two years complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and (y) none of such Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement, except where such noncompliance will not have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Company, none of the Company Reports currently is the subject of any review or investigation by the Commission or any other Governmental Authority and there is no currently unresolved violation asserted in writing by the Commission or any Governmental Authority with respect to any of the Company Reports.  All statutory books, minutes and registers in relation to the Company have been properly recorded and kept by the Company and all documents which the Company is required by applicable law to file with or deliver to a Person have been correctly filed and/or delivered, except where failure to so record, keep, file or deliver will not have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Except as set forth in Schedule 4.6(c) attached hereto and the Company Reports:

(i)                         Neither the Company nor any Subsidiary has entered into, and is a party to, and is otherwise bound or affected by, any written or oral contract, agreement, understanding, arrangement, lease, guaranty or other obligation or series of related obligations or transactions in excess of two hundred and fifty thousand U.S. dollars (US$250,000), other than this Agreement;

(ii)                      Neither the Company nor any Subsidiary is a party to, or, directly or indirectly, bound by, any material indenture, mortgage, deed of trust or other agreement or instrument relating to the borrowing of money, the guarantee of indebtedness or the granting of any security interest, negative pledge or other encumbrance on the assets of the Company; and

(iii)                   Neither the Company nor any Subsidiary has incurred, and is subject to any, liabilities or obligations, fixed or contingent, matured or unmatured or otherwise that, individually or in the aggregate, could have a Material Adverse Effect.

(d)                                 The financial statements included in the Company Reports, including any notes thereto, reflect all liabilities of the Company as of the date of such financial statements.  Since the date of the unaudited balance sheet dated June 30, 2008 (the “June 30, 2008 Balance Sheet”), the Company and its Subsidiaries have not incurred any obligation (or series of related obligations) or liability, contingent or otherwise, in excess of two hundred and fifty thousand U.S. dollars (US$250,000) except as set forth in Schedule 4.6(d) attached hereto. The Company has established and maintains internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended; a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (as defined in Section 4.6(l) below).

(e)                                  Except as set forth in Schedule 4.6(e) attached hereto and the Company Reports, (i) there are no actions, suits, arbitrations, claims, investigations or legal or administrative proceedings pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary, whether at law or in equity, that, if determined adversely to the Company or any Subsidiary, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no judgments, decrees, injunctions or orders of any court or Governmental Authority entered or existing against the Company or any Subsidiary or any of their assets or properties for any of the forgoing or otherwise and (iii) the Company and its Subsidiaries have not (A) admitted in writing its inability to pay its debts generally as they become due, (B) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, (C) made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (D) had a petition in bankruptcy filed against it, (E) been adjudicated  bankrupt, or (F) filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

(f)                                    The Company and its Subsidiaries are in compliance with all obligations, agreements and conditions contained in any evidence of indebtedness or any loan agreement or other contract or agreement (whether or not relating to indebtedness) to which the Company or any Subsidiary is a party or is subject (collectively, the “Obligations”), the lack of compliance with which could afford to any person the right to accelerate any indebtedness or terminate any right of or agreement with the Company or any Subsidiary, except for such lack of compliance that would not, individually or in the aggregate, have a Material Adverse Effect.  To the Company’s knowledge, all other parties to such Obligations are in compliance with the terms and conditions of such Obligations.

(g)                                 Except for employment and consulting agreements set forth in Schedule 4.6(c) attached hereto and the Company Reports and for agreements and arrangements relating to the Option Shares and except as set forth in Schedule 4.6(g) attached hereto and the Company Reports, this Agreement and the Investor Rights Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or other “affiliates” (as defined in Rule 405 promulgated under the Securities Act), and there are no transactions between any of such persons and the Company of a type required to be disclosed under Rule 404 of Regulation S-K promulgated under the Securities Act, that have not been so disclosed. There are no employment related disputes/monetary claims involving the employees as parties or otherwise affecting their rights and obligations under a relevant employment agreement, pending or, to the Company’s knowledge, threatened against the Company.

(h)                                 All of the employees of the Company and its Subsidiaries who have, or are proposed to have, access to confidential and/or proprietary information of the Company or any Subsidiary, are signatories to, and are bound by, agreements with the Company or such Subsidiary relating to nondisclosure, proprietary information and assignment of patent, copyright and other intellectual property rights in substantially the forms provided to the Investor.

(i)                                     The Company’s executive officers as of the date hereof, i.e., David P. Wright, Christopher C. Camut, Valerie Riddle, Eric I. Richman, Francesca Cook, Wayne Morges, Joan Fusco, and Jordan P. Karp, are signatories to, and are bound by, agreements with the Company relating to non-competition.

(j)                                     To the Company’s knowledge, no employee of, or consultant to, the Company or any Subsidiary is in violation of any term of any employment contract, patent-disclosure agreement or any other contract or agreement including, but not limited to, those matters relating to (i) the relationship of any such employee with the Company or a Subsidiary or to any other party as a result of the nature of the Company’s business as currently conducted or (ii) unfair competition, trade secrets or proprietary information.

(k)                                  Neither the Company nor any Subsidiary has a collective-bargaining agreement covering any of its employees or any employee-benefit plans, except as set forth in Schedule 4.6(k) attached hereto and the Company Reports.

(l)                                     Neither the Company nor any Subsidiary is in violation of, or default under, any provision of its Bylaws or Certificate (or any similar organizational documents), or any material contract, instrument, judgment, order, writ or decree to which it is a party or by which it or any of its properties is bound, and the Company and its Subsidiaries are not in violation of any provision of any federal or state statute, rule or regulation applicable to the Company or any Subsidiary.

(m)

(i)                         Included in the Company Reports is the balance sheet dated December 31, 2007 (the “2007 Balance Sheet”), and statements of operation, stockholders’ equity and cash flows for the year then ended (collectively, the “Financial Statements”), audited by Ernst & Young LLP, independent certified public accountants of the Company, each of which Financial Statements has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) consistently applied, and fairly present the financial position of the Company as of the date of such financial statements and the results of its operations for the period covered thereby, subject only to the matters described in the accountant’s report attached thereto.  Also included in the Company Reports is the June 30, 2008 balance sheet and the statements of operation and cash flows for the period from January 1, 2008, through June 30, 2008 (collectively, the “Unaudited Financial Statements”).  The Unaudited Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operation of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with U.S. GAAP consistently applied, except that the Unaudited Financial Statements may not be in accordance with U.S. GAAP solely because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments.  Specifically, but not by way of limitation, the June 30, 2008 balance sheet discloses all of the Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute, accrued and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with U.S. GAAP.

(ii)                      Since the date of the June 30, 2008 balance sheet and other than as set forth in the Company Reports, there has not been:

(A)                              any damage, destruction or loss to any property of the Company or its Subsidiaries, whether or not covered by insurance, that has had, or will have, a Material Adverse Effect;

(B)                                any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

(C)                                any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except such a satisfaction, discharge or payment made in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect;

(D)                               any change or amendment to a material contract or arrangement by which the Company, any Subsidiary or any of their assets or properties is bound or subject;

(E)                                 any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director of the Company or any Subsidiary;

(F)                                 any loan to any officer, director or shareholder of the Company or any Subsidiary, other than advances in the ordinary course of business and as permitted under the Securities Laws (as hereinafter defined);

(G)                                any debt, obligation or liability incurred, assumed or guaranteed by the Company, except for those that are immaterial in amount and for current liabilities incurred in the ordinary course of business;

(H)                               any other event or condition of any character that would have a Material Adverse Effect; or

(I)                                    any agreement by the Company or any Subsidiary to do any of the foregoing.

(iii)                   Neither the Company nor any Subsidiary has any liabilities, whether actual or contingent, that were not reflected in the June 30, 2008 balance sheet, except for liabilities incurred after the date thereof in the ordinary course of business, which will not have any Material Adverse Effect on the Company.

4.7                                 Payment of Taxes.  Neither the Company, any Subsidiary, nor any entity to whose liabilities the Company has succeeded, has filed or been included in a consolidated, unitary or combined tax return with another person.  Except as set forth in Schedule 4.7 and the Company Reports, the Company represents and warrants that (a) the Company and each Subsidiary has filed all tax returns and reports required to have been filed by or for it, including but not limited to income tax, sales tax, use tax and payroll tax returns, (b) all material information set forth in such returns or reports is accurate and complete, (c) the Company and each Subsidiary has paid or made adequate provision for all taxes, additions to tax, penalties, and interest payable by the Company and its Subsidiaries, (d) no material unpaid tax deficiency has been asserted against or with respect to the Company or any Subsidiary by any taxing authority, nor has the Company or any Subsidiary received written notice of any such assertion, (e) the Company and each Subsidiary has collected or withheld all amount required to be collected or withheld by it for any taxes, and, to the extent required by law, all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due, (f) the Company and each Subsidiary is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information-reporting and tax-withholding requirements, (g) the June 30, 2008 balance sheet fully and properly reflects, as of the date thereof, the liabilities of the Company and its Subsidiaries for all accrued taxes, additions to tax, penalties, and interest, (h) for periods ending after June 30, 2008, the books and records of the Company and its Subsidiaries fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest, (i) the Company and its Subsidiaries have not granted, nor are they subject to, any waiver of the period of limitations of the assessment of tax for any currently open taxable period, (j) the Company and its Subsidiaries have not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder or a “safe harbor lease” subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as

amended before the Tax Reform Act of 1986, and the regulations thereunder, (k) the Company and its Subsidiaries are not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder and (l) the Company and its Subsidiaries are not a party, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an “excess parachute payment” under Section 280G of the Code.

4.8                                 Intellectual Property Rights.   Except as provided in Schedule 4.8, the Company and each Subsidiary owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service-mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures) used or held for use in the conduct of the Business as presently conducted (collectively, the “Company Intellectual Property Rights”).  To the Company’s knowledge, the Company Intellectual Property Rights that comprise registered trademarks or issued patents are valid and enforceable.  To the Company’s knowledge, (i) the operation of the business of the Company, and the products or services in development or which are marketed or sold (or proposed to be marketed or sold) by the Company, do not violate any license or, subject to Schedule 4.8, infringe any intellectual property rights of any party and (ii) there is no unauthorized use, infringement or misappropriation by any third party of any Company Intellectual Property Rights owned by or licensed to the Company.  Except as set forth in Schedule 4.8, other than with respect to commercially available software products which the Company and its Subsidiaries license under standard end-user object code license agreements, there are no outstanding material options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any of the material Company Intellectual Property Rights.  To the knowledge of the Company, no third party has made a claim that the Company or its Subsidiaries have violated or, by conducting their business, would violate any Intellectual Property rights of any other person or entity and, to the knowledge of the Company, no such claim has been threatened.  Each employee, former employee, contract worker, agent, consultant other service provider and contractor who has contributed to or participated in the conception or development of the Company Intellectual Property Rights, other than those licensed by Company from a third party, has assigned or is obligated to assign to the Company all intellectual property rights relating to such Company Intellectual Property Rights.  To the knowledge of the Company, all of the Company Intellectual Property Rights which are registered or have been filed for registration with any third party are in good standing and all of the fees and filings due with respect thereto have been duly made.  The Company and its Subsidiaries are not or, as a result of the execution or delivery of this Agreement, or the performance of the Company’s obligations hereunder, will not be in violation of any license, sublicense, agreement or instrument involving Intellectual Property to which the Company is a party or otherwise bound, nor will the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, cause the diminution, license, transfer,  termination or forfeiture of the Company’s rights in any Company Intellectual Property Rights.  The Company has taken commercially reasonable measures to protect the proprietary nature of the proprietary Company Intellectual Property Rights owned by the Company and to maintain in confidence all trade secrets and confidential information owned or used by the Company.  No proceedings or, to the

Company’s knowledge, investigations challenging or threatening the validity, enforceability, effectiveness or ownership by the Company or its Subsidiaries of any Company Intellectual Property Rights have been made or are outstanding.  For the purposes of this Section 4.8, “to the Company’s knowledge” shall mean actual knowledge, as of the date of this Agreement, of executive officers of the Company.

4.9                                 Securities Laws.  Except as disclosed pursuant to this Agreement, neither the Company nor anyone acting on its behalf has offered securities of the Company for sale to, or solicited any offers to buy the same from, or sold securities of the Company to, any person or organization, in any case so as to subject the Company, its promoters, directors or officers to any liability under the Securities Act, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any state securities or “blue sky” law and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”).  None of the offer, grant, sale or issuance of the Securities to the Investor contemplated by this Agreement and the Investor Rights Agreement will be in violation of the Securities Laws when offered, sold and issued.

4.10                           Title to Assets and Properties. Except as set forth in Schedule 4.10 attached hereto and the Company Reports, the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property and assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as, in the aggregate, do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.  All the assets of the Company, whether movable or immovable, including without limitation, equipment and machinery, owned, leased or licensed to or by the Company or employed by it, are in serviceable condition for use thereof in the ordinary course of Business.

4.11                           Investments in Other Persons.  Except and to the extent set forth in Schedule 4.11 attached hereto and the Company Reports, (a) the Company and its Subsidiaries have not made any loan or advance to any person or entity that is outstanding on the date hereof, nor is it committed or obligated to make any such loan or advance, and (b) the Company has never owned or controlled, and do not currently own or control, directly or indirectly, any subsidiaries and has never owned or controlled, and does not currently own or control, any capital stock or other ownership interest, directly or indirectly, in any corporation, association, partnership, trust, joint venture or other entity (except to the extent reflected on Schedule 4.11, each a “Subsidiary” and collectively the “Subsidiaries”).

4.12                           ERISA/Employee Benefit Plans.

 (a)                               Schedule 4.12 and the Company Reports contain a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employment, stock option, stock purchase, restricted stock or other equity-based, incentive, severance, termination, retention, change of control or other material benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Company or any of its Subsidiaries (or which the Company or any of its Subsidiaries is obligated to contribute to, sponsor or maintain) as of the date hereof for the benefit of any future, current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Company Employees”) or to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability (such plans, programs, policies, agreements and arrangements, including the Company Stock Plans, and including material bonus, vacation, deferred compensation, profit sharing, savings, retirement, retiree medical or life insurance, supplemental retirement, severance and fringe benefit plans contributed to, sponsored or maintained by the Company or any of its Subsidiaries (or which the Company or any of its Subsidiaries is obligated to contribute to, sponsor or maintain) as of the date hereof for the benefit of any Company Employee, collectively, “Company Plans”).

(b)                                 With respect to each Company Plan, the Company has made available to Investor a current, accurate and complete copy, including any amendments, of (i) each such Company Plan (or, if a plan is not written, a written description thereof) and, to the extent applicable, (ii) any related trust agreement or other funding instrument, (iii) the most recent determination letter received from the Internal Revenue Service (the “IRS”) for each Company Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended and including any applicable guidance issued or regulations promulgated thereunder (the “Code”), (iv) the most recent summary plan description and any summaries of any material modification of such Company Plan, (v) all prospectuses prepared in connection with any such Company Plan, (vi) any material communications to or from any governmental agency with respect to any ongoing or pending claim or audit or any claim or audit concluded on or after January 1, 2006, and (vii) for the most recent two years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any.

(c)                                  Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of applicable laws, rules and regulations, including ERISA and the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, and no breach of fiduciary responsibility, has occurred with respect to any Company Plan, and no event, transaction, fact or condition exists that, to the knowledge of the Company, presents a risk to the Company or any of its Subsidiaries, or after the Closing Date, to the Investor, or any of their respective Affiliates (as such term is defined in the Investor Rights Agreement), of incurring any such liability.  All contributions, premiums and other payments required to be made with respect to each Company Plan have been made on or before their due dates under applicable law and the terms of such Company Plan and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by Generally Accepted Accounting

Principles (“GAAP”), adequate reserves are reflected on the Financial Statements of the Company or liability thereof was incurred in the ordinary course of business consistent with past practice since December 31, 2007.  No Company Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(d)                                 Neither the Company nor any of its Subsidiaries is now contributing to or has, since January 1, 2003, contributed to or had, any liability, contingent or otherwise, with respect to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any other person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414 of the Code would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e)                                  No proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Plan or against the assets of such Company Plan.

(f)                                    No Company Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case other than health care continuation as required by Section 4980B of the Code.

(g)                                 Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is a prototype plan subject to a favorable opinion letter that may be relied on, and, to the knowledge of the Company, no circumstances exist or existed that has or is likely to affect such favorable determination or result in the loss of qualification of such Company Plan under Section 401(a) of the Code.  Each outstanding option is a stock right that is exempt from the provisions of section 409A of the Code.  Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and applicable guidance issued thereunder (a “Nonqualified Deferred Compensation Plan”) that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005.  No Nonqualified Deferred Compensation Plan that is intended to be exempt from Section 409A of the Code due to the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA.

(h)                                 Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan or (iii) result in the failure of any amount to be deductible by reason of Section 280G of the Code.

 (i)                                  No Company Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other governmental agency, nor, to the knowledge of the Company, is any such audit or investigation pending or threatened.

 (j)                                  All options, equity and equity-based awards under Company Plans have been granted in compliance with the terms of the applicable Company Plans, with applicable laws, and with the applicable provisions of the Articles of Incorporation and Bylaws as in effect at the time of the applicable grant.

 (k)                               No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

4.13                           Labor Matters.  The Company and its Subsidiaries (i) are in material compliance with all terms and conditions of employment and all employment laws including, pay equity, wages and hours of work, occupational health and safety and have undertaken necessary health and safety risk assessments and have maintained and implemented all necessary manuals and health and safety management policies and systems and (ii) have not and are not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.  No collective bargaining agreement is currently in force or is currently being negotiated by the Company, any Subsidiary, or any other person in respect of the business of the Company, its Subsidiaries or any of the employees.  No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of the employees of the Company and its Subsidiaries.  To the knowledge of the Company, there are no threatened or pending union organizing activities involving any of the employees of the Company or its Subsidiaries.  There is no labor strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company threatened against the Company or its Subsidiaries.  There are no charges pending under OHSA in respect of the Company or any Subsidiary.  The Company and each Subsidiary has complied in all respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

4.14                           Permits and Other Rights; Compliance with Laws.  The Company has all material franchises, material permits, material licenses and other material rights and privileges necessary to permit it to own its properties and to conduct the Business as presently conducted (including all certificates, licenses, registrations, applications, authorizations, approvals and permits required under Environmental Laws, the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”) and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) (collectively, “Permits”), and the Company has not received any notice (oral or written) of proceedings relating to the revocation or modification of any Permit.  The Company and its Subsidiaries are in full compliance with all laws, including, but not limited to, laws with respect to manufacturing, clinical research and development, submission of applications for review by governmental authorities, marketing, promotion, and sale of all of their products.  There are no pending or, to the knowledge of the Company, threatened actions or proceedings by the FDA, U.S. Department of Justice, or any applicable foreign equivalent which would prohibit or impede the sale of any product currently in development, under investigation, or manufactured or sold by the Company or any of its Subsidiaries into any market.  The Company is in compliance in all material respects under each, and the transactions contemplated by this Agreement will not cause a violation under any of such Permits.  The Company is in compliance in all respects with all material provisions of the laws and governmental rules and regulations applicable to its businesses, properties and assets, and to the products and services under development, investigation, or sold by it, including, without limitation, all such rules, laws and regulations relating to fair employment practices and public or employee safety.

4.15                           Insurance.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with the market for the business in which the Company and its Subsidiaries operate.  There are currently no proceedings pending against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiary, and all premiums due and payable with respect to the insurance policies maintained by the Company and the Subsidiaries have been paid to date.  The Company and its Subsidiaries have in full force and effect fire- and casualty and such other insurance policies issued by insurers of recognized financial responsibility that extend coverage sufficient in amount as are reasonably prudent and customary in the business in which the Company and its Subsidiaries are engaged (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.  Neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it except for any such defaults as would not reasonably be expected to have a Material Adverse Effect.

4.16                           Investment Company; FIRPTA.  Neither the Company nor any Subsidiary is, an investment company nor is either of them an affiliate of an investment company within the meaning of the Investment Company Act of 1940, as amended.  The Company and its Subsidiaries are not a U.S. real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

4.17                           Board of Directors.  Except as set forth in Schedule 4.17 attached hereto and the Company Reports, the Company has not extended any offer or promise, or entered into any agreement, arrangement, understanding or otherwise, whether written or oral, with any person or entity by which the Company has agreed, to allow such person or entity to participate, in any way, in the affairs of the board of directors of the Company, including, without limitation, the appointment or nomination as a member, or the right to appear at, or receive the minutes of, a meeting of the board of directors of the Company.

4.18                           Environmental Matters.

(i)                         All of the current and past operations of the Company, the Subsidiaries and any real property currently owned, operated, used or leased by the Company or any Subsidiary (the “Real Property”) comply and have at all times complied with all federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, codes, ordinances, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the pollution, protection, investigation, remediation, monitoring, damages to, or restoration of the environment (including, without limitation, natural resources) or the health or safety matters of humans and other living organisms (the “Environmental Laws”), except where the failure to so comply would not have a Material Adverse Effect.  To the knowledge of the Company, all real property formerly owned, operated, used or leased by the Company or any Subsidiary (the “Former Real Property”) complied at all times during the term of the Company or such Subsidiary’s ownership, operation, use or lease thereof with all applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(ii)                      Except as set forth in Schedule 4.18 and the Company Reports, (A) the Company and the Subsidiaries have no knowledge of any claim, and has not received notice of a complaint, loss order, directive, claim, request for information, violation or citation, and no proceeding has been instituted, nor to the Company’s knowledge, threatened, raising a claim against the Company, any Subsidiary or any predecessor thereto or any of their respective Real Property, Former Real Property or other assets indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Laws and (B) the Company and the Subsidiaries are not subject to any order, decree, injunction or other directive of any Governmental Authority.

(iii)                   Except as set forth in Schedule 4.18 and the Company Reports, (A) the Company and its Subsidiaries have not used and, to the Company’s knowledge, no other Person has used any portion of any Real Property or Former Real Property during the term of the Company or its Subsidiaries ownership, operation, use or lease thereof for the generation, handling, processing, treatment, storage or disposal of any Hazardous Materials except in accordance with applicable Environmental Laws; (B) the Company and its Subsidiaries do not own or operate any underground tank and there are no underground tanks or other underground storage receptacles, asbestos-containing materials or other Hazardous Materials located in any portion of any Real Property and (C) the Company, its Subsidiaries nor, to the Company’s knowledge, any other person, has not caused or suffered to occur any releases or threatened releases of Hazardous Materials on, at, in, under, above, to, from or about any Real Property or Former Real Property during the term of the Company and its Subsidiaries ownership, operation, use or lease thereof.  The Company and its Subsidiaries have not contractually, by operation of law, including the Environmental Laws, or otherwise assumed or succeeded to any environmental liabilities of any predecessors or any other person or entity.  As used herein, the term “Hazardous Materials” shall mean any pollutants, contaminants, or toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals, including without limitation petroleum or any by-products thereof, any form of natural gas, asbestos or asbestos-containing materials, polychlorinated biphenyls or polychlorinated biphenyls-containing equipment, radon or other radioactive elements, carcinogenic or mutagenic agents, pesticides, explosives, flammables, corrosives and urea formaldehyde foam insulation, in each case that form the basis of liability, or are subject to regulation, under any Environmental Laws.

4.19                           Litigation.  There is no proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties which adversely affects or challenges the legality, validity or enforceability of any of the transactions contemplated hereby.  None of the Company, the Subsidiaries or, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, the Subsidiaries or any current or former director or officer of the Company or any Subsidiary (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

4.20                           Listing.  The Company’s Common Stock is listed on the American Stock Exchange (the “Trading Market”).  The Company is in compliance with the terms of its listing agreement with the Trading Market and its rules and standards for continued listing and has complied or will timely comply with such agreement and such rules and standards in connection with the transactions contemplated by this Agreement.  No proceeding is pending or, to the Company’s knowledge, threatened relating to any unresolved violation of any of such items or delisting of the Common Stock, and the Company has no reason to believe that the Common Stock will not continue to be so listed.  The Common Stock has never been delisted or suspended from listing or trading by the Trading Market.

4.21                           Product Warranty; Product Liability.  Each product being manufactured by the Company and its Subsidiaries is being manufactured in conformity with all product specifications.  Neither the Company nor any Subsidiary has any liability for damages caused by use of any such products or other damages in connection therewith or any other customer or product obligations.

4.22                           Disclosure.

 (a)                               Subject to Section 4.22(b), the sum of the disclosure provided to the Investor regarding the Company, the Subsidiaries, their business and the transactions contemplated hereby, including the Company Reports and the Schedules to this Agreement, furnished by or on behalf of the Company, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or information exists with respect to the Company, the Subsidiaries or their business, properties, prospects, operations or financial conditions, which, under the Securities Laws of the United States, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company’s reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act).

 (b)                              Notwithstanding Section 4.22(a), the Investor acknowledges that the Company has not provided to the Investor certain disclosure as described in Section 26 hereof.

SECTION 5.   Representations, Warranties and Covenants of the Investor to the Company.

The Investor hereby make the representations, warranties and covenants contained herein to the Company and acknowledge that the Company has agreed to the transaction described in Section 2 hereof in reliance on such representations, warranties and covenants. The representations and warranties shall be deemed to be true and correct as of the date hereof and to have been relied upon by the Company and there shall be no obligation on the Investor to update such representation and warranties subsequent to the date hereof.  The Investor represents and warrants to and agrees with the Company as follows:

5.1.                              Subsidiary Relationship.  The Investor is an indirect wholly-owned subsidiary of PBL and will remain an indirect majority owned subsidiary of PBL so long as it owns or holds any of the Securities.

5.2                                 Restrictions on Transfer.   The Investor shall not transfer, directly or indirectly, through Affiliates or otherwise, any Securities or any rights therein to (i) any individuals or entities whose business purpose, in whole or in substantial part, is competitive with the business of the Company (except to the extent that such transfer is to a direct or indirect wholly-owned subsidiary of PBL), (ii) individuals, entities or organizations (including governments or governmental agencies or organizations) then appearing on the list of Specially Designated National and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) or entities or individuals, transfer of such rights to whom might reasonably be expected to have an adverse effect on the ability of the Company to bid for and receive grants or contracts from the United States government, and (iii) entities or organizations then controlled by such individuals or having their registered office, headquarters or primary place of business located in a nation that is then subject to an OFAC sanctions program; provided that non-negotiated bona fide sales of Shares on the Trading Market (“Non-Negotiated Bona Fide

Sales”), which, for the sake of clarity, shall not include negotiated block sales, are excluded from this transfer restriction.  In the event of any transfer (other than Non-Negotiated Bona Fide Sales), the transferee shall agree to be bound by all of the terms and conditions imposed on the Investor in this Agreement, the Investor Rights Agreement and under the Warrant.

5.3.                              Prior Ownership of Securities.  To the knowledge of the Investor after due inquiry, none of the Investor, its directors, its executive officers and its Affiliates currently own any securities of the Company or any of its affiliates, nor did any of the Investor, its directors, its executive officers and its Affiliates own securities of the Company prior to July 28, 2008, the date on which PBL and the Company entered into that certain Letter of Intent (the “Letter of Intent”).

5.4.                              Private Placement.

 (a)                               The Investor is acquiring the Shares and Warrant for its own account, for investment and not with a view to the resale or distribution thereof within the meaning of the Securities Act.

 (b)                              The Investor is an “accredited investors” as such term is defined in Rule 501(a) promulgated under the Securities Act.

 (c)                               The Investor agrees that the Company may place a legend on the certificates representing the Securities stating that the Securities have not been registered under the Securities Act and, therefore, cannot be offered, sold or transferred unless registered under the Securities Act or an exemption from such registration is available in the opinion of counsel satisfactory to the Company.

 (d)                              The Investor has such knowledge and experience in business and financial matters and with respect to investments in restricted securities so as to enable it to understand and evaluate the risks of its investment in the Securities and form an investment decision with respect thereto. The Investor is able to bear the risks of an investment in the Securities.  The Investor has been afforded the opportunity, during the course of negotiating the transactions contemplated by this Agreement, to ask questions of, and to secure such information from, the Company and its officers and directors as they have deemed necessary to evaluate the merits of entering into such transactions.

 (e)                               On the Closing Date, the Investor shall have an adequate net worth and means of providing for their current needs and personal contingencies to sustain a complete loss of its investment in the Company.

5.5.                              Authorization of this Agreement and Investor Rights Agreement. The execution, delivery and performance by the Investor of this Agreement and the Investor Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor.  This  Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable in accordance with its respective terms.  When executed and delivered by the Investor in accordance with this Agreement, the Investor Rights Agreement will constitute a valid and binding obligation of the Investor, enforceable in accordance with its respective terms. The execution, delivery and performance of this Agreement and the Investor Rights Agreement and the compliance with the provisions hereof and thereof by the Investor will not:

 (a)                               violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other Governmental Authority, as would not, individually or in the aggregate, have a Material Adverse Effect;

 (b)                              conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any agreement, document, instrument, contract, understanding, arrangement, note, indenture, mortgage or lease to which the Investor is a party or under which the Investor or any of their assets is bound or affected, except for such conflicts, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Investor, (ii) the Certificate or (iii) the Bylaws; or

5.6.                              Resale Conditions.  The Investor further understands that the exemptions from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to them) promulgated under the Securities Act depend on the satisfaction of various conditions and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

5.7.                              Organization.  The Investor is duly organized and validly existing and have the power and authority to enter into this Agreement.

5.8.                              Consents.

 (a)                               No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Investor is required in connection with the consummation of the transactions contemplated by this Agreement.

 (b)                              No consent or approval on the part of any third party to any agreement with the Investor (aside from those already obtained) is required in connection with the transactions contemplated by this Agreement.

SECTION 6.   Documents to be Delivered.

6.1                                 Documents to be Delivered on the Execution Date.  On or prior to the date hereof, the parties agree to take and shall have taken the following actions:

(a)                                  The Company shall have furnished to the Investor a copy of the waivers and consents to be obtained in connection with the transactions contemplated by this Agreement.

(b)                                 The Company shall have furnished to the Investor a copy of all applicable consents, permits, approvals, qualifications and registrations required to be obtained or effected under any applicable Securities Laws.

(c)                                  The Company shall have furnished to the Investor a certificate or certificates, dated as of the Execution Date, of the Secretary of the Company certifying as to (i) the resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement, the issuance to the Investor of the Securities, the execution and delivery of such other documents and instruments as may be required by this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of said date, and (ii) the name and the signature of the officers of the Company authorized to sign, as appropriate, this Agreement, the Investor Rights Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either the Company or any of its officers.

(d)                                 The Company shall have furnished to the Investor a certificate or certificates, dated as of the Execution Date, of the President of the Company certifying as to the truth, accuracy and completeness of the representations and warranties made by the Company pursuant to this Agreement.

(e)                                  The Company shall have furnished to the Investor a certificate or certificates, dated as of the Execution Date, of the Chief Financial Officer or Treasurer of the Company certifying that, since the date of the Unaudited Financial Statements, there has not been any material adverse change in the financial condition or operations of the Company and that, except as to the extent reflected in the Unaudited Financial Statements and except for liabilities arising in the ordinary course of business, the Company has no material accrued or contingent liabilities arising out of any transaction or state of facts existing prior to the date of this Agreement.

(f)                                    The Company shall have furnished to the Investor a certificate to the effect that the consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

(g)                                 The Investor shall have furnished to the Company a certificate or certificates, dated as of the Execution Date, of the Director or such other officer of equal ranking of the Investor certifying as to the truth, accuracy and completeness of the representations and warranties made by the Investor  pursuant to this Agreement.

(h)                                 The Investor shall have furnished to the Company a certificate to the effect that all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement have been taken or obtained.

(i)                                     The Investor shall have furnished to the Company a copy of all applicable consents, permits, approvals, qualifications and registrations required to be obtained or effected by the Investors under any applicable Securities Laws.

(j)                                     The Investor shall have furnished to the Company a certificate to the effect that the consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

(k)                                  That certain letter agreement shall have been executed on the date hereof (the “Letter Agreement”).

6.2                               Closing Conditions—Investor.  Set forth below are the only conditions to the payment by the Investor of the Purchase Price on the Closing Date, as described in Section 2 hereof, and there shall be no other conditions or rights of the Investor not to make such payment as described therein.  On or before the Closing Date:

(a)                                  The Company shall have delivered, or caused to have delivered, to the Investor stock certificates representing the Shares as set forth in Section 2.

(b)                                 The Company shall have delivered, or caused to have delivered, to the Investor the Warrant as set forth in Section 2.

(c)                                  The Company shall have delivered the legal opinion of its counsel, in the form attached hereto as Exhibit D, executed by such counsel.

(d)                                 The Letter Agreement shall be in full force and effect as of the Closing Date.

(e)                                  The Company shall have executed the Investor Rights Agreement.

6.3                               Closing Conditions—Company.  Set forth below are the only conditions to the delivery of the certificates representing the Shares and the Warrant to the Investor as described in Section 2 hereof and there shall be no other conditions or rights of the Company not to make such delivery as described therein.  On or before the Closing Date:

(a)                                  The Investor shall have delivered the Purchase Price in the manner and to the account specified by the Company in writing.

(b)                                 The Letter Agreement shall be in full force and effect as of the Closing Date.

(c)                                  The Investor shall have executed the Investor Rights Agreement.

6.4                                 Further Covenants.

 (a)                               The Company shall use its best efforts to obtain approval for the listing of the Shares on the Trading Market promptly after the date hereof and shall use its reasonable best efforts to maintain the continuous listing of the Shares on the Trading Market.

 (b)                              The Company agrees to make the requisite entries reflecting the issuance of the Shares and the Warrant in the register of shareholders and register of Warrants of the Company, respectively, and shall furnish copies thereof to the Investor for its records.

SECTION 7.   Reservation and Listing of Warrant Shares.

7.1                                 Reservation of Warrant Shares.  The Company shall maintain a reserve from its fully authorized Common Shares for issuance pursuant to the Warrant in such amount as may be required to fulfill its obligations in full under the Warrant.

7.2                                 Listing of Warrant Shares.  The Company shall (i) prepare and timely file with the Trading Market an additional shares listing application covering all of the Warrant Shares issued or issuable under the Warrant, (ii) use its best efforts to cause such Warrant Shares to be approved for listing on the Trading Market as soon as practicable thereafter but in any event no later than 14 days after the issuance and allotment of the Warrant Shares to the Investor, (iii) provide to the Investor evidence of such listing, and (iv) use its reasonable best efforts to maintain the continuous listing of such Warrant Shares on such Trading Market.

SECTION 8.   Expenses and Fees.

Each of the parties shall pay all costs, fees and expenses incurred or to be incurred by it in negotiating, executing, delivering and preparing the Agreement, the Investor Rights Agreement and the other documents contemplated hereby and thereby and in closing and carrying out the transactions contemplated hereby and thereby, including the Closing.

SECTION 9.   Brokers or Finders.

Except as set forth on Schedule 9 hereto, the Company represents and warrants to the Investor, and the Investor represents and warrants to the Company, that no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company or the Investor for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or the Investor or by any agent of the Company or the Investor.

SECTION 10.   Exchanges; Lost, Stolen or Mutilated Certificates.

Upon surrender by the Investor to the Company of Securities purchased or acquired by the Investor hereunder, the Company, at its expense, will issue in exchange therefor, and deliver to such Investor, a new certificate or certificates or replacement Warrant, as the case may be, representing such Securities in such denominations as may be requested by such Investor.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Shares or the Warrant purchased or acquired by the Investor hereunder and, in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate or Warrant, the Company, at its expense, will issue and deliver to the Investor a new certificate for such Shares or a replacement Warrant as applicable, of like tenor, in lieu of such lost, stolen or mutilated certificate.

SECTION 11.   Survival of Representations and Warranties.

The representations and warranties set forth in Sections 4 and 5 hereof shall survive the Closing for a period of 18 months following the Effective Date of the Registration Statement as defined in the Investor Rights Agreement.  Notwithstanding the foregoing, the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.9, 4.10, 4.14, 5.5, 5.7 and Section 9 shall survive the Closing for the applicable statute of limitations.

SECTION 12.   Indemnification.

The Company shall indemnify, defend and hold the Investor harmless against any and all liabilities, loss, cost or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to and the result of (x) an untruth, inaccuracy or breach of any representations, warranties or covenants of the Company contained herein, or (y) any claim with regard to the items disclosed on Schedule 9 hereto, which amount shall in no event in the aggregate for all claims hereunder exceed the aggregate of the Purchase Price and the consideration paid for the Warrants (to the extent exercised) as specified in Section 1 of this Agreement.

SECTION 13.   Remedies.

Each party agrees that in event that a settlement of any controversy, claim or dispute is not reached by mutual agreement, such controversy, claim or dispute will be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The place of arbitration will be in London, England and the arbitrator’s report will be submitted within six (6) months of the initiation of the arbitration process.  The applicable federal or state court shall have jurisdiction to enforce any award or remedy granted in the arbitration.  Each party will bear its own costs incurred in the course of arbitration.

SECTION 14.   Successors and Assigns.

Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Company and the Investor and their respective successors and permitted assigns.    This Agreement is not assignable except by written consent of each of the parties hereto or by operation of law.  Any purported assignment of this Agreement in violation of this Section shall be null and void.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement

SECTION 15.   Entire Agreement.

This Agreement, together with the other writings referred to herein or delivered pursuant hereto that form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto, including without limitation the Letter of Intent.

SECTION 16.   Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, duly sent by first-class registered, certified or overnight mail, postage prepaid, sent by reputable express courier services (such as FedEx., UPS, DHL, etc.) or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Company, to:

PharmAthene, Inc.
One Park Place, Suite 450
Annapolis, Maryland  21401
Attention: General Counsel
Telecopier:  +1 410 269 2601

with a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:  Jeffrey A. Baumel, Esq.
Telecopier:  +1 212 768 6800

if to the Investor, to:

Kelisia Holdings Limited
C/o Fortis Intertrust Management N.V., Curacao, Geneva Branch

Boulevard des Philosophes 15
1205 Geneva
Switzerland
Postal Address: P.O. Box 3292 - 1211 Geneva 3, Switzerland
Attention: Nicholas Welton
Telecopier: +41 22 317 80 11

with a copy to:

Panacea Biotec Limited
B-1 Extension/ A-27
Mohan Co-op. Industrial Estate
Mathura Road
New Delhi - 110044
INDIA
Attention:  Mr. Rajesh Jain
Telecopier:  +99 11  2694 0199, 4167 9070

with a copy to:

Foley & Lardner, LLP
500 Woodward Avenue; Suite 2700
Detroit, Michigan 48226
Attention:  Daljit S. Doogal, Esq.
Telecopier:  (313) 234-2800

All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery or delivery by express courier service, on the date of such delivery, (b) in the case of mailing, on the third Business Day following the date of such mailing, (c) in the case of overnight mail, on the first Business Day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile-machine report.

SECTION 17.   Changes.

(a)                                  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

(b)                                 No amendment or modification of this Agreement may be made and no provisions hereof may be waived, without the written consent of the Company and Investor.

SECTION 18.   Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 19.   Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 20.   Nouns and Pronouns; Knowledge.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  As used in this Agreement (except for Section 4.8, with respect to which a different definition applies), the phrase “to the Company’s knowledge” shall mean the actual knowledge, as of the date of this Agreement, of executive officers of the Company who because of their office and duties and/or after due care and inquiry knew.

SECTION 21.   Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 22.   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice-of-law rules thereof.

SECTION 23.   Disclosure.

Except as otherwise required by law (including the rules of the American Stock Exchange), Investor and the Company agree that they shall make no written or other public disclosures regarding this transaction or regarding the parties hereto to any individual or organization without the prior written consent of the other party hereto (which consent  shall not be unreasonably withheld); provided, however, that nothing in this Agreement shall restrict the parties hereto from disclosing information (a) that is already publicly available, (b) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with Investor’s investment in the Company, and (c) in the case of the

Company to other prospective investors, lenders and other potential sources of financing for the Company.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party a reasonable opportunity to comment thereon.

SECTION 24.   Integration.

The Company shall not, and shall use reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investor, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Trading Market with the effect of requiring approval by the Company’s stockholders under such rules and regulations.

SECTION 25.   Further Assurances.

(a)                                  The parties to this Agreement shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry on the full intent and meaning of this Agreement and/or to complete the transactions contemplated hereunder.

(b)                                 If, for any reason whatsoever, any term contained in this Agreement cannot be performed or fulfilled, the Parties agree to meet and explore alternative solutions depending upon the new circumstances, but keeping in view the spirit and core objectives of this Agreement.

SECTION 26.   Acknowledgement.

The parties hereto acknowledge that in connection with the transactions contemplated hereby, (i) the Company did not provide information to the Investor or its Affiliates regarding its recombinant Protective Antigen Anthrax vaccine program and the Investor and its Affiliates did not provide information to the Company regarding their recombinant Protective Antigen Anthrax vaccine program and (ii) the Company did not provide to the Investor or its Affiliates any information, including without limitation information relating to Protexia®, where the provision of such information would have violated applicable U.S. law, rules or regulations.

SECTION 27.   Standstill.

For a period beginning on the date hereof and ending on the third anniversary of the Closing Date, other than with respect to its purchase of securities from the Company under this Agreement, the Warrant or the Investor Rights Agreement, the Investor agrees that neither it, nor any of its officers, directors or Affiliates will, directly or indirectly, as a member of a group or otherwise, purchase, offer to purchase, enter into any agreement relating to the purchase of, or otherwise engage in any transaction relating to, any securities of the Company whether publicly or privately.  Any breach of this Section 27 by the Investor would cause the Company substantial and irrevocable damage and therefore, in the event of a breach or threatened breach by the Investor of this Section 27, the Company and/or its Affiliates, in addition to such other remedies which may be available, will be entitled to specific performance of this Section 27 and injunctive relief without the necessity of proving actual damages.  This Section 27 shall survive any termination of this Agreement.

SECTION 28.  Termination.

28.1.                        This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time:

(a) By the Investor, if any of the conditions set forth in Section 6.2 shall, on or prior to the Closing Date, not have been fulfilled or have become incapable of fulfillment.

(b) By the Company, if any of the conditions set forth in Section 6.3 shall, on or prior to the Closing Date, not have been fulfilled or have become incapable of fulfillment.

28.2.                        In the event of the termination of this Agreement pursuant to Sections 28.1 or 28.2., the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, except for the obligations in the confidentiality provisions hereof, and all of the provisions of this Section 28.2 and Sections 13 and 27; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its wilful breach of any provision of this Agreement.  In the event that this Agreement is terminated by either party pursuant to this Section 28, in addition to such other remedies which may be available to such party, such party will be entitled to specific performance of Sections 2, 3 and 6 hereof and injunctive relief without the necessity of proving actual damages.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

PharmAthene, Inc.

By:	/s/ David P. Wright

Name:	David P. Wright

Title:	President and CEO

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Kelisia Holdings Ltd.

By:	/s/ Standguard Limited

Name:	Duly represented by Mr. Petros Livanios

Title:	Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]